EXHIBIT 99.1


Sacramento, CA - October 15, 2002 - American River Holdings (Nasdaq: AMRB), the parent company of American River Bank, North Coast Bank and first source capital announced financial results for the third quarter ended September 30, 2002. Net income for the quarter was $1,200,000 ($0.43 diluted EPS), up 8.0% from the $1,111,000 ($0.39 diluted EPS) recorded for the third quarter last year; diluted EPS increased 10.3%. "This has been another successful quarter for our company. We have accomplished the highest quarterly net income in our history and have delivered seventy five consecutive profitable quarters," remarked American River Holdings President and CEO David Taber. Total assets grew by $53.9 million from one year ago reaching $331,528,000 at September 30, 2002.

Net income on a year-to-date basis was $3,188,000 ($1.13 diluted EPS) up 5.0% from the $3,036,000 ($1.07 diluted EPS) recorded in the same period last year. For the nine months ending September 30, 2002, and when compared to the same period in 2001, net interest income increased from $10,965,000 to $11,026,000. Noninterest income decreased from $1,791,000 in 2001 to $1,663,000 at September 30, 2002. Noninterest expense also decreased from $7,147,000 last year to $6,917,000 this year.

Net interest income for the third quarter 2002 was $3,820,000 up 4.7% from the $3,649,000 recorded in the third quarter 2001. For the quarter ended September 30, 2002, the net interest margin was 5.18% compared to the 5.76% recorded in the third quarter ended September 30, 2001. Non-interest income for the most recent quarter was $619,000, which was a decrease of 5.6% when compared to $656,000 recorded in the same period during the previous year. For the quarter, non-interest expense increased from $2,267,000 to $2,285,000, or 0.8%.

Net loans and leases grew by $18,292,000 (9.1%) from one year ago to $219,568,000. Investment securities increased $40.5 million from one year ago; $25 million relates to an investment strategy that allowed the company to take advantage of a relatively steep yield curve, to utilize excess capital and to reduce exposure to further declines in intermediate term interest rates by purchasing mortgage-backed securities and funding them with wholesale Federal Home Loan Bank advances. Short-term borrowings increased by $29.4 million over the same one-year period, $25,000,000 of the increase relates to the investment strategy. The Company made this decision knowing that it would improve the return on average equity by increasing the net interest income in absolute terms even though it would reduce the return on average assets and the net interest margin as a percentage. Deposits increased by 8.8% to $265,000,000. The largest increase is noninterest bearing deposits, which increased by 21.1% to $75,425,000 and accounts for 28.5% of total deposits as of September 30, 2002.

Asset quality remained strong for the company. Non-performing loans and leases were 0.13% of the total loans and leases at September 30, 2002. Net chargeoffs on a year-to-date basis were -0.02% of average loans and leases, representing larger recoveries than losses during the third quarter. The allowance for loan and lease losses was $3,141,000 as of September 30, 2002, which is 1.41% of total loans and leases and 1121.8% of non-performing loans and leases.

For the third quarter, ended September 30, 2002 return on average assets was 1.48%; return on average equity was 16.01% and the efficiency ratio was 51.00%. These three performance benchmarks have shown positive movement during 2002. The return on average assets has moved from 1.37% in the first quarter to 1.42% in the second quarter and 1.48% for the third quarter. Return on average equity was 13.79% in the first quarter, 14.26% in the second quarter and 16.01% in the third quarter. Finally, the efficiency ratio improved from 56.95% in the first

Page 4 of 5 Pages
quarter to 54.28% in the second quarter and 51.00% in the third quarter. For the first nine months of this year, return on average assets was 1.43%, the return on average equity was 14.71% and the efficiency ratio was 53.99%.

American River Holdings is a financial services company with three affiliates, American River Bank, a community business bank with four offices in Sacramento and Placer Counties; North Coast Bank, a community business bank with three offices in Sonoma County; and first source capital, headquartered in Sacramento, which provides equipment lease financing on a brokerage basis for businesses throughout the country.

Related websites: www.amrb.com, www.americanriverbank.net, www.northcoastbank.com, www.firstsourcecapital.com

Unaudited financial statements are attached. Earnings per share have been adjusted for a 5% stock dividend.

FORWARD-LOOKING INFORMATION

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company's actual results could differ materially from those suggested by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, loan losses, expenses, rates charged on loans and earned on securities investments, rates paid on deposits, competition effects, fee and other non interest income earned, general economic conditions, nationally, regionally and in the operating market areas of the Company and its subsidiaries, changes in the regulatory environment, changes in business conditions and inflation, changes in securities markets, data processing problems, a decline in real estate values in the Company's market area, the California energy shortage, the effects of terrorism, including the events of September 11, 2001 and thereafter, and the conduct of the war on terrorism by the United States and its allies, as well as other factors. This entire press release should be read to put such forward-looking statements in context.

Page 5 of 6 Pages

AMERICAN RIVER HOLDINGS                                                 FINANACIAL SUMMARY
                                                                           (unaudited)
CONSOLIDATED BALANCE SHEET

                                                           SEPTEMBER 30    SEPTEMBER 30    DECEMBER 31
                   ASSETS                                      2002            2001            2001

Cash and due from banks                                    $ 17,417,000    $ 16,058,000    $ 20,342,000
Federal funds sold                                                   --       4,280,000       7,814,000
Interest-bearing deposits in banks                            6,037,000       5,741,000       5,740,000
Investment securities                                        81,531,000      41,075,000      48,912,000
Loans and leases, net                                       219,568,000     201,276,000     195,026,000
Bank premises and equipment                                   1,755,000       1,885,000       1,903,000
Accounts receivable servicing receivable, net                 1,873,000       3,680,000       2,869,000
Accrued interest and other assets                             3,347,000       3,619,000       3,953,000
                                                           ------------    ------------    ------------

                                                           $331,528,000    $277,614,000    $286,559,000
                                                           ============    ============    ============

            LIABILITIES & EQUITY

Noninterest-bearing deposits                               $ 75,425,000    $ 62,268,000    $ 67,740,000
Interest-bearing deposits                                   189,575,000     181,200,000     187,148,000
                                                           ------------    ------------    ------------
   Total deposits                                           265,000,000     243,468,000     254,888,000
                                                           ------------    ------------    ------------
Short-term borrowings                                        31,700,000       2,300,000              --
Long-term debt                                                2,004,000       2,051,000       2,039,000
Accrued interest and other liabilities                        1,751,000       2,025,000       1,690,000
                                                           ------------    ------------    ------------
   Total liabilities                                        300,455,000     249,844,000     258,617,000

   Total equity                                              31,073,000      27,770,000      27,942,000
                                                           ------------    ------------    ------------

                                                           $331,528,000    $277,614,000    $286,559,000
                                                           ============    ============    ============
Nonperforming loans and leases to total loans and leases           0.13%           0.23%           0.43%
Net chargeoffs to average loans and leases                        -0.02%           0.21%           0.31%
Allowance for loan and lease loss to nonperforming
   loans and leases                                              1121.8%          585.7%          305.4%



CONSOLIDATED STATEMENT OF INCOME
           (unaudited)
                                                    THIRD          THIRD           FOR THE NINE MONTHS
                                                   QUARTER        QUARTER          ENDING SEPTEMBER 30
                                                     2002           2001           2002           2001

Interest income                                  $ 4,732,000    $ 5,055,000    $13,683,000    $16,155,000
Interest expense                                     912,000      1,406,000      2,657,000      5,190,000
                                                 -----------    -----------    -----------    -----------
Net interest income                                3,820,000      3,649,000     11,026,000     10,965,000
Provision for loan and lease loss                    160,000        192,000        494,000        573,000
Total noninterest income                             619,000        656,000      1,663,000      1,791,000
Total noninterest expense                          2,285,000      2,267,000      6,917,000      7,147,000
                                                 -----------    -----------    -----------    -----------
Income before taxes                                1,994,000      1,846,000      5,278,000      5,036,000
Income taxes                                         794,000        735,000      2,090,000      2,000,000
                                                 -----------    -----------    -----------    -----------
Net income                                       $ 1,200,000    $ 1,111,000    $ 3,188,000    $ 3,036,000
                                                 ===========    ===========    ===========    ===========

Basic earnings per share                         $      0.46    $      0.42    $      1.21    $      1.14
Diluted earnings per share                              0.43           0.39           1.13           1.07
Trailing  12-month diluted EPS                          1.48
Average shares outstanding                         2,627,541      2,664,224      2,635,498      2,662,472

Operating Ratios (through September 30)
   Return on average assets                             1.48%          1.59%          1.43%          1.47%
   Return on average equity                            16.01%         16.46%         14.71%         15.75%
   Efficiency ratio (fully taxable equivalent)         51.00%         52.19%         53.99%         55.52%

Earnings per share have been adjusted for 5% stock dividends in 2002 and 2001.


Page 6 of 6 Pages